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                            DEATH BENEFIT ENDORSEMENT


This Endorsement is attached to and made a part of this Contract as of its Issue Date, or if later, the date shown below. Terms not defined in this Endorsement have the meaning given to them in the Contract. The "Death Benefit" section of the Contract is deleted in its entirety and replaced with the following:

DEATH BENEFIT

If the Owner dies prior to the Annuity Start Date, a Death Benefit will be paid to the Designated Beneficiary when due Proof of Death and instructions regarding payment are Received by the Company. If an owner is a Nonnatural Person, the Death Benefit will be paid at the death of the Annuitant or a joint Owner that is a natural person prior to the Annuity Start Date. If an Owner is a Nonnatural Person, the amount of the Death Benefit is based on the age of the Annuitant or any joint Owner that is a natural person on the Issue Date. The Death Benefit proceeds will be reduced by any Premium Taxes due or paid by the Company.

If the age of each Owner was 75 or less on the Issue Date, the Death Benefit will be the greatest of:

(1) the sum of all Purchase Payments, less any Premium Taxes and less the sum of all partial Withdrawals;

(2) the Contract Value on the date due Proof of Death and instructions regarding payment are Received by the Company, less any Premium Taxes; or

(3)  the Stepped-Up Death Benefit described below.

The Stepped-Up Death Benefit is:

1. the largest Death Benefit on any Contract Anniversary that occurs prior to the oldest Owner reaching age 76; plus

2.   any Purchase Payments received since the applicable  Contract  Anniversary;
     less

3.   any  reductions  caused  by  Withdrawals  since  the  applicable   Contract
     Anniversary; less

4.   any Premium Taxes.

If the age of any Owner on the Issue Date was 76 or older, or if due proof of death (regardless of the age of any Owner on the Issue Date) and instructions regarding payment are not Received by the Company within six months of the date of the Owner's death, the Death Benefit will be: (1) the Contract Value as of end of the Valuation Period during which due Proof of Death and instructions regarding payment are Received by the Company; less (2) any Premium Taxes.

If a lump sum payment is requested, the payment will be made in accordance with any laws that govern the payment of Death Benefits. The Designated Beneficiary may choose to receive the Death Benefit in the form of annuity payments under one of the Annuity Options, subject to any requirements under applicable law.


                                         SECURITY BENEFIT LIFE INSURANCE COMPANY

                                                     ROGER K. VIOLA
                                                        Secretary


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  Endorsement Effective Date
  (If Other Than Issue Date)

V6050 (R4-99)                                                          SP 6050U1